Exhibit 99.1

January 28, 2010	For Immediate Release

Park National Corporation ends At-The-Market
common stock offering

NEWARK, Ohio — Park National Corporation (Park) (NYSE Amex: PRK) announced today the closure of its At-The-Market common stock offering (ATM program). The ATM program, with Sandler O’Neill & Partners, L.P. as sales agent, was one of several successful capital-raising activities Park conducted in 2009. The ATM program generated $16.7 million in capital (net of expenses, fees and commissions) through the sale of 288,272 common shares at an average price of $60.83.

“We are happy with the success of the ATM program as part of a very strategic and disciplined approach to raising additional capital,” said Park Chairman C. Daniel DeLawder. “We are particularly pleased we made these ATM sales without a discount to the market price.”

Park’s board of directors authorized Park leaders to end the ATM program due to the success of its capital raising strategies in 2009, which generated an aggregate of approximately $89 million. In addition to the ATM program, Park sold:

•	115,800 common shares to the Park Defined Benefit Pension Plan for $7.0 million in proceeds net of expenses

•	500,000 common shares in a registered direct public offering for $29.8 million in proceeds net of expenses, fees, and commissions

•	subordinated debt of $35.25 million

Park has historically maintained strong capital ratios in excess of regulatory requirements to qualify as well capitalized. Park’s capital ratios as of December 31, 2009 were:

Excess Capital Over
	Ratio	Well-Capitalized Regulatory Minimum
Leverage Capital ratio	9.04%	$283.4 million
Tier 1 Risk-Based Capital ratio	12.45%	$328.2 million
Total Risk-Based Capital ratio	14.89%	$249.1 million

The additional capital raised in 2009 is intended for general corporate purposes and to take advantage of strategic opportunities. General corporate purposes include acquisition opportunities, capital expenditures, investments in or loans to subsidiaries, payment or refinancing of debt, and partial or complete repayment of Park’s $100 million commitment in the U.S. Treasury’s TARP Capital Purchase Program.

Headquartered in Newark, Ohio, Park National Corporation holds $7.0 billion in total assets (as of December 31, 2009). Park consists of 13 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.

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Media Contacts: Bethany Lewis, Communications Specialist, 740.349.0421 or John Kozak, Chief Financial Officer, 740.349.3792

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Park’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market and credit market, either national or in the states in which Park and its subsidiaries do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; our liquidity requirements could be adversely affected by changes in our assets and liabilities; our ability to convert our Ohio-based banking divisions into one operating system; competitive factors among financial institutions increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws concerning taxes, banking, securities and other aspects of the financial services industry; the effect of fiscal and governmental policies of the United States federal government; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com